Exhibit 10.1

6350 S 3000 E

Salt Lake City, UT 84121

Mr. Stephen Chesnut

3936 Blustery Way

Marietta. Georgia 30066

Email: schesnut@bellsouth.net

Dear Steve,

I am pleased to offer you the position of Senior Vice President, Finance (principal financial officer) with Overstock.com, conditioned upon our satisfaction with the results of a background check.  Overstock.com will secure its future success by continuing to attract talented and dedicated employees such as you.

The following is a summary of the terms of our employment offer:

Start Date: January 5, 2009

Employment Status: Full-Time, Exempt

Compensation: $200,000 per year

One-Time Signing Bonus: $30,000 (to be paid within 10 days of the beginning employment). Full amount must be returned to Overstock.com if you choose to leave or are terminated for cause before completing six months of employment.

Performance Bonus: Participation in 2009 bonus plan based on performance.

Paid Time Off: 15 days per year accrued at 5 hours per pay period (with an additional and immediate 5 days in 2009 to be use for relocation activities).

Restricted Stock Unit Grant: At least 10,000 shares pending board approval and with standard three-year vesting and other terms.

Relocation: Direct payment to relocation companies of up to $20,000 in reimbursable relocation costs — to be used within nine months of first day of employment.  You must reimburse Overstock.com the full amount if you choose to leave or are terminated for cause before completing nine months of employment.

COBRA Reimbursement: Up to $1,000 per month for one month.

Report to: Jonathan Johnson

You will also be eligible to receive the following benefits effective the first of the month following your first full month of employment.

Medical	Dependent Care Reimbursement Account
Dental with Orthodontia	Health Care Reimbursement Account
Vision	Pre-Paid Legal
Supplemental Life	Life Insurance
Supplemental Disability, Accident/Sickness, Cancer

You will be eligible to participate in the Overstock.com 401(k) plan beginning the first of the quarter following 6 months of service. This plan matches 50% of your pre-tax contributions up to 6% of your salary.

Overstock.com is an at-will employer. Nothing in this offer shall limit the right of Overstock.com or yourself to terminate the employment relationship.

Please sign below and return this document via fax to 801-947-3144, signifying acceptance of this offer. If you have any questions, please feel free to contact me at 801-947-3114.  I look forward to working with you.

Sincerely,	I accept the above terms of employment.

Jonathan E. Johnson III	Stephen Chesnut	December , 2008
President

CONFIDENTIAL – PROPERTY OF OVERSTOCK.COM: the existence and terms of this letter and all related communications are confidential and intended only for your personal and family consideration.